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                                   EXHIBIT-2.1

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of February 28, 2000, by and among: WIND RIVER SYSTEMS, INC., a Delaware corporation ("Parent"); BOAT ACQUISITION CORP., a Massachusetts corporation and a wholly owned subsidiary of Parent ("Merger Sub"); EMBEDDED SUPPORT TOOLS CORPORATION, a Massachusetts corporation (the "Company"); Peter S. Dawson, John T. W. Baggott and James E. Watkins (the "Designated Stockholders").

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Business Corporation Law of the Commonwealth of Massachusetts (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

         C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

                                    AGREEMENT

         The parties to this Agreement agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the General Laws of the Commonwealth of Massachusetts ("MGL") and particularly Chapter 156B thereof.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94306 at
10:00 a.m. on a date to be designated by Parent as soon as practicable after the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 6 and 7. (The date on which the Closing actually takes place is referred to in


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this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, properly executed articles of merger conforming to the requirements of Chapter 156B of the MGL shall be filed with the Secretary of State of the Commonwealth of Massachusetts. The Merger shall become effective at the time such articles of merger are filed with the Secretary of State of the State of Massachusetts or at such later time as Parent and the Company shall designate in the articles of merger (the "Effective Time").

         1.4 ARTICLES OF ORGANIZATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

                  (a) the articles of organization of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

                  (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                  (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

         1.5 CONVERSION OF SHARES.

                  (a) Subject to Sections 1.8(b) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder:

                           (i)  each share of Company Common Stock outstanding
immediately prior to the Effective Time shall be converted into the right to receive the Applicable Fraction (as defined below) of a share of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock"). The "Applicable Fraction" shall be 0.4246; and

                           (ii) each share of the common stock (par value $0.01
per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

         1.6 EMPLOYEE STOCK OPTIONS. At the Effective Time, each option (if any) to purchase shares of capital stock of the Company that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding


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Company Options shall thereupon be converted into rights with respect to
Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and
(d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder (if any) of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within 15 days after the Closing Date, a registration statement on Form S-8 registering the securities to be issued upon exercise of any Company Options assumed by Parent pursuant to this Section 1.6, and shall use reasonable efforts to maintain the effectiveness of such registration statement for so long as such Company Options remain outstanding.

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

         1.8 EXCHANGE OF CERTIFICATES.

                  (a) At the Closing, each Stockholder shall surrender to Parent all of his certificates representing shares of Company Common Stock (properly endorsed for transfer). At or as soon as practicable after the Effective Time, Parent shall (i) deliver to each Stockholder a certificate representing
90 percent of the number of whole shares of Parent Common Stock that such Stockholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement (as defined below), on behalf and in the name of each Stockholder a certificate representing 10 percent of the number of whole shares of Parent


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Common Stock that such Stockholder has the right to receive pursuant to the provisions of Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (b) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days ending on the trading day immediately preceding the Closing.

                  (c) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 DISSENTING SHARES.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" as provided in Sections 86 to 98 of Chapter 156B of the MGL shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(b)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 156B of the MGL; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(b)). For purposes of this Section 1.9,


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"dissenting shares" means shares of the capital stock of the Company for which a stockholder has filed a written objection meeting the requirements of
Section 86 of Chapter 156B of the MGL and, provided that such shares have not been voted in favor of the Merger, for which such stockholder's right to receive payment has been perfected under Section 89 of Chapter 156B of the MGL and for which such stockholder's right to receive payment has not been extinguished under Section 96 of Chapter 156B of the MGL.

                  (b) The Company shall give Parent (i) prompt notice of any written objection received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 156B of the MGL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Chapter 156B of the MGL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such objection unless Parent shall have consented in writing to such payment or settlement offer.

         1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "purchase."

         1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS

            The Company and the Designated Stockholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

         2.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

                  (a) Each of the Acquired Corporations has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has full power (corporate and other) and authority to own or lease its properties and conduct its business as described in the Company's Amendment No. 2 to S-1 Registration Statement, dated
February 24, 2000 (the "Registration Statement"), and as currently being conducted and proposed to be conducted by it and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, condition


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(financial or otherwise), results of operations or prospects of the Acquired
Corporations considered as one enterprise (a "Material Adverse Effect on the Acquired Corporations"). Each of the Acquired Corporations is in possession of and operating in compliance with all Governmental Authorizations that are material to the conduct of its business, all of which are valid and in full force and effect.

                  (b) Part 2.1 of the Disclosure Schedule accurately sets forth
(i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and
(iii) the names and titles of the Company's officers.

                  (c) Part 2.1 of the Disclosure Schedule accurately sets forth the full legal name and jurisdiction of each of the Company's subsidiaries (the "Subsidiaries"). The Company owns 100 percent of the issued and outstanding stock of each Subsidiary. Neither of the Acquired Corporations has any equity interest in any Entity other than the Subsidiaries. As used in this Agreement, the word "Subsidiary" means any Entity of which the Company directly or indirectly owns 50 percent or more of the equity or that the Company directly or indirectly controls.

         2.2 ARTICLES OF ORGANIZATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the Company's Articles of Organization and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. The Company is not in violation of any of the provisions of the Company's Articles of Organization or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

         2.3 CAPITALIZATION, ETC.

                  (a) The authorized and outstanding capital stock of the Company is as set forth in the Registration Statement, and the description of the Common Stock set forth in the Registration Statement under the caption "Description of Capital Stock" conforms with and accurately describes the rights set forth in the instruments defining the Company Common Stock. The Designated Stockholders own seventy-eight and four-tenths percent (78.4%) of the outstanding shares of capital stock of the Company. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether


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such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company and the Designated Stockholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. There are no preemptive rights applicable to any shares of capital stock of the Company.

                  (c) All of the stock in the Subsidiaries owned by the Company is owned by the Company free and clear of any Encumbrance. All of the outstanding stock of the Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, has been issued in compliance with all applicable Legal Requirements, including securities laws, and was not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares of the capital stock of the Subsidiaries and the Subsidiaries are not subject to any obligation, commitment, plan, arrangement or court or administrative order with respect to same. There are no preemptive rights applicable to any shares of capital of the Subsidiaries.

         2.4 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"): the audited balance sheets of the Company as of December 31, 1997, 1998 and 1999 (the December 31, 1999 balance sheet is referred to as the "Most Recent Balance Sheet"), and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto.

                  (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as set forth in the notes thereto.


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                  (c) The books, records and accounts of the Acquired
Corporations accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Corporations. The systems of internal accounting controls maintained by the Acquired Corporations are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization;
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1999:

                  (a) there has not been any material loss or interference with the business of any of the Acquired Corporations from fire, explosion, flood, earthquake or other calamity, whether or not covered by insurance, or from any court or governmental action, order or decree;

                  (b) there has not been any change in the capital stock or long-term debt of any of the Acquired Corporations;

                  (c) none of the Acquired Corporations have declared, paid or made any dividend or distribution of any kind on the capital stock of any of the Acquired Corporations;

                  (d) there has not been any material adverse change, or a development known to the Company that might cause or result in a material change, in or affecting the business, properties, condition (financial or otherwise), results of operation or prospects of the Acquired Corporations considered as one enterprise, whether or not arising from transactions in the ordinary course of business; and

                  (e) other than as is expressly and specifically set forth in the Registration Statement, except in the ordinary course of business, none of the Acquired Corporations has entered into any material transaction.

         2.6 TITLE TO ASSETS. Each of the Acquired Corporations owns, or has valid rights to use, all items of real and personal property that are material to their respective business and, except as set forth in Part 2.6 of the Disclosure Schedule, such assets are owned or used by the Acquired Corporations free and clear of all Encumbrances that might materially interfere with the business, properties, condition (financial or otherwise), results of operations or prospects of the Acquired Corporations.

         2.7 EQUIPMENT; LEASEHOLD. All material items of equipment and other tangible assets owned by or leased to each of the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the respective Acquired Corporations in the manner in which such business is currently being conducted.


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         2.8 TITLE TO REAL PROPERTY. None of the Acquired Corporations owns any real property or interest in real property. Part 2.8 of the Disclosure Schedule sets forth a complete list of all real property and interest in real property leased by any of the Acquired Corporations ("Leased Real Property"). The applicable Acquired Corporation has good and valid title to the leasehold estates in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) such as are set forth in Part 2.8 of the Disclosure Schedule, (ii) leases, subleases and similar agreements set forth in Part 2.8 of the Disclosure Schedule, (iii) easements, covenants, rights-of-way and other similar restrictions of record, and (iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Real Property made prior to Closing other than conditions, of any, that do not, individually or in the aggregate, materially impair the use and operation by the respective Acquired Corporation.

         2.9 PROPRIETARY ASSETS.

                  (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Acquired Corporation Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and
(ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Acquired Corporation Proprietary Assets owned by the Acquired Corporations. Part 2.9(a)(iii) of the Disclosure
Schedule identifies and provides a brief description of each Proprietary
Asset licensed to any of the Acquired Corporations by any Person (except for any Proprietary Asset that is licensed to an Acquired Corporation under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in
Part 2.9(a)(iv) of the Disclosure Schedule, each of the Acquired Corporations has good, valid and marketable title to all of their respective Acquired Corporation Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other
Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in
Part 2.9(a)(v) of the Disclosure Schedule, none of the Acquired Corporation is obligated to make any payment to any Person for the use of any Acquired Corporation Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, no Acquired Corporation has developed jointly with any other Person any Acquired Corporation Proprietary Asset with respect to which such other Person has any rights.

                  (b) Except as set forth in Part 2.9(b) of the Disclosure Schedule, none of the Acquired Corporations has (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Acquired Corporation Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Acquired Corporation Proprietary Asset.

                  (c) None of the Acquired Corporation Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. None of the Acquired Corporations is infringing, misappropriating or making any unlawful use of, and no Acquired Corporation has at any time infringed, misappropriated or made any unlawful use of, or received


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any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Designated Stockholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Acquired Corporation Proprietary Asset.

                  (d) Except as set forth in Part 2.9(d) of the Disclosure
Schedule: (i) each Acquired Corporation Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Acquired Corporation Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by any Acquired Corporation to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of any Acquired Corporation, and, to the best of the knowledge of the Company and the Designated Stockholders, there is no basis for any such claim. Except as set forth in
Part 2.9(d) of the Disclosure Schedule, the Company has established adequate reserves on the Most Recent Balance Sheet to cover all costs associated with any obligations that an Acquired Corporation may have with respect to the correction or repair of programming errors or other defects in the Acquired Corporation Proprietary Assets.

                  (e) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each Acquired Corporation to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) no Acquired Corporation has licensed any of the Acquired Corporation Proprietary Assets to any Person on an exclusive basis, and (ii) no Acquired Corporation has entered into any covenant not to compete or Contract limiting its ability to exploit fully any Acquired Corporation Proprietary Asset or to transact business in any market or geographical area or with any Person.

                  (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, all current and former consultants and independent contractors to any of the Acquired Corporations have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) pursuant to which they have validly and properly assigned to the Company all rights with respect to Acquired Corporation Proprietary Assets developed or created by them. No current or former officer, director, stockholder, employee, consultant or independent contractor of or to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

                  (g) Except as set forth in Part 2.9(g) of the Disclosure Schedule, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code. Part 2.9(g) of the Disclosure Schedule identifies each Contract pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrowholder or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code.

                  (h) Except as set forth in Part 2.9(h) of the Disclosure Schedule, each computer, computer program and other item of software (whether installed on a computer or on any other piece of equipment, including firmware) that is owned or used by any of the Acquired Corporations for their internal business operations is Year 2000 Compliant (as defined below). Except as set forth in Part 2.9(h) of the Disclosure Schedule, each computer program and other item of software that has been designed, developed, sold, licensed or otherwise made available to any Person by any of the Acquired Corporations is Year 2000 Compliant. Except as set forth in Part 2.9(h) of the Disclosure Schedule, each of the Acquired Corporations has conducted sufficient Year 2000 compliance testing for each computer, computer program and item of software referred to in the preceding two sentences to be able to determine whether such computer, computer program and item of software is Year 2000 Compliant. Each of the Acquired Corporations has obtained warranties or other written assurances from each of its suppliers of any material Acquired Corporation Proprietary Assets to the effect that the Acquired Corporation Proprietary Assets provided by such suppliers to the Acquired Corporations is Year 2000 Compliant. For purposes of this Section 2.9, a computer, computer program or other item of software shall be deemed to be "Year 2000 Compliant" only if (i) the functions, calculations and other computing processes of such computer, program or software perform in a consistent and correct manner without interruption regardless of the date on which such functions, calculations and processes are actually performed and regardless of the date input to the applicable computer system (whether before, on or after January 1, 2000); (ii) such computer, program or software accepts, calculates, compares, sorts, extracts, sequences and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used (whether before, on or after January 1, 2000); (iii) such computer, program or software accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined, predetermined and appropriate manner; (iv) such computer, program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) such computer, program or software determines leap years in accordance with the following standard: (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

                  (i) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

         2.10 CONTRACTS.

                  (a) Part 2.10(a) of the Disclosure Schedule identifies:

                           (i) each Acquired Corporation Contract relating to
the employment of, or the performance of services by, any employee, consultant or independent contractor, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $5,000 to any current or former employee or director;

                           (ii) each Acquired Corporation Contract imposing any
restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person or class or category of Persons, (E) to perform services for any other Person or class or category of Persons, or (F) to transact business or deal in any other manner with any other Person or class or category of Persons;

                           (iii) each Acquired Corporation Contract creating or
relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                           (iv) each Acquired Corporation Contract creating or
involving any agency relationship, distribution arrangement or franchise relationship;

                           (v) each Acquired Corporation Contract relating to
the acquisition, issuance or transfer of any securities;

                           (vi) each Acquired Corporation Contract (A) relating
to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public, or (2) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis), or (B) of the type referred to in Section 2.9;

                           (vii) any other Acquired Corporation Contract that
contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate or (B) the performance of services having a value in excess of $100,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by the Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by the Acquired Corporation; and

                           (viii) any other Acquired Corporation Contract that
is material to the business of any of the Acquired Corporations.

(Contracts in the respective categories described in clauses "(i)" through "(viii)" above are referred to in this Agreement as "Material Contracts.")

                  (b) The Company has delivered to Parent accurate and complete copies of all Material Contracts. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the Designated Stockholders, is enforceable by the respective Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (c) Except as set forth in Part 2.10 of the Disclosure
Schedule:

                           (i) none of the Acquired Corporations have violated
or breached, or committed any default under, any Acquired Corporation Contract, and, to the best of the knowledge of the Company and the Designated Stockholders, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract;

                           (ii) to the best of the knowledge of the Company and
the Designated Stockholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (D) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract;

                           (iii) since December 31, 1998, none of the Acquired
Corporations have received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract; and

                           (iv) none of the Acquired Corporations has waived any
of its material rights under any Material Contract.

         2.11 LIABILITIES. None of the Acquired Corporations have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Most Recent Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since December 31, 1999 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

         2.12 RECEIVABLES, CUSTOMERS.

                  (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Most Recent Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 1999, and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business,
(ii) are current and, to the best of the knowledge of the Company and the Designated Stockholders, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed the sum of (A) $105,000, plus (B) an amount equal to an allowance for doubtful accounts with respect to accounts receivables recorded between January 1, 2000 and the Closing, which amount shall be determined in good faith by the Company on a basis consistent with past practices).

                  (b) Part 2.12(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel advances and other expenses made to employees in the ordinary course of business.

                  (c) Part 2.12(c) of the Company Disclosure Schedule accurately identifies, and provides a breakdown that is accurate and complete in all material respects of the revenues received from, (i) the top 20 customers of the Company in terms of gross revenue generated in fiscal year 1998 and fiscal year 1999. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any of the customers described in the preceding sentence may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

         2.13 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

                  (a) Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, to the best of the knowledge of the Company and the Designated Stockholders, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person:

                           (i) conformed and complied in all material respects
with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

                           (ii) was free of any bug, virus, design defect or
other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect the Acquired Corporations in any material respect taken as a whole.

                  (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in compliance in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

         2.14 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has always been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.14 of the Disclosure Schedule, since January 1, 1997, none of the Acquired Corporations have received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         2.15 GOVERNMENTAL AUTHORIZATIONS. Part 2.15 of the Disclosure Schedule identifies each material Governmental Authorization held by each of the Acquired Corporations, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Corporations is, and at all times since January 1, 1997, has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule. Since January 1, 1997, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.16 TAX MATTERS.

                  (a) The Company made a valid election under Section 1361 et seq. of the Code to be an "S corporation" for federal income tax purposes, and under the Chapter 63, section 32D of the MGL, to be an "S corporation" for Massachusetts income tax purposes, beginning on January 5, 1989; such elections have been in effect at all times since such date; and no actions have been taken by the Stockholders or otherwise to cause the Company to cease to so qualify as an S corporation. All Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body on or before the date hereof (the "Acquired Corporation Returns") (i) have been filed in a timely manner, and
(ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the date hereof have been paid. The Company has delivered to Parent accurate and complete copies of all Acquired Corporation Returns filed since and including December 31, 1996.

                  (b) Except for immaterial failures to pay, withhold or collect Taxes (or to establish reserves) (i) each Tax required to have been paid, or claimed by any Governmental Body to be payable, by each of the Acquired Corporations (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis; (ii) any Tax required to have been withheld or collected by the Acquired Corporations has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate

Governmental Body on a timely basis; and (iii) the Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from May 31, 1998 through the date hereof.

                  (c) No Acquired Corporation Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.16(c) of the Disclosure Schedule, there has been no examination or audit of any Acquired Corporation Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Acquired Corporation Returns. Except as set forth in Part 2.16(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any of the Acquired Corporations.

                  (d) Except as set forth in Part 2.16(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been to the best of the knowledge of the Company and the Designated Stockholders threatened against or with respect to any of the Acquired Corporations in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Corporations. There are no liens for Taxes upon any of the assets of any of the Acquired Corporations, except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.

                  (e) Other than stock option agreements previously provided to Parent, there is no agreement, plan, arrangement or other Contract covering any Acquired Corporation Employee or any independent contractor or former employee or independent contractor of any Acquired Corporation that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations has ever been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, except as set forth in Part 2.16(e) of the Disclosure Schedule.

                  (f) Except as set forth in Part 2.16(f) of the Disclosure Schedule, since December 31, 1993, (i) no Governmental Body has asserted any claim or otherwise made any allegation that any Acquired Corporation has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) none of the Acquired Corporations has engaged in any discussions or negotiations with any Governmental Body, or sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of any Acquired Corporation to pay any sales tax, use tax or similar Tax.

         2.17 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (a) No labor disturbance or organizing effort by or on behalf of the employees of any of the Acquired Corporations exists, is imminent or, to the best of the knowledge of the Company and the Designated Stockholders, is contemplated or threatened. No collective bargaining agreement exists with any representative of the employees of the Acquired Corporations and, to the best of the knowledge of the Company and the Designated Stockholders, no such agreement is imminent. To the best of the knowledge of the Company and the Designated Stockholders, no officer, employee or consultant of any of the Acquired Corporations whose continued services are material to the conduct of the business of the Acquired Corporations has any plans to terminate employment with the Acquired Corporations nor do any of the Acquired Corporations have a present intention to terminate the employment or Contract of any such person, except for John Baggott.

                  (b) Part 2.17(b) of the Disclosure Schedule identifies each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any employee of any of the Acquired Corporations (collectively the "Benefit Plans").

                  (c) The Acquired Corporations have made available or delivered to Parent (i) accurate and complete copies in all material respects of each Benefit Plan including all amendments thereto and all related trust documents,
(ii) the three (3) most recent annual reports on Form Series 5500 (including all schedules and financial statements attached thereto) filed in connection with each Benefit Plan, (iii) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets, (iv) if required, the most recent summary plan description, together with all summaries of material modification, for each Benefit Plan, (v) all material Contracts relating to each Benefit Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications materials provided to participants in the Benefit Plans and (vii) all correspondence to or from any Governmental Body relating to any Benefit Plan.

                  (d) The Acquired Corporations have performed in all material respects all obligations required to be performed by them under each Benefit Plan. Each Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. No "prohibited transaction" within the meaning of Section 4975 of ERISA has occurred with respect to any Benefit Plan. Other than routine claims for benefits, there are no actions, suits or claims pending, or to the best of the knowledge of the Company and the Designated Stockholders, threatened or reasonably anticipated against any Benefit Plan. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any Acquired Corporation. There are no audits, inquiries or proceedings pending or, to the best of the knowledge of the Company and the Designated Stockholders, threatened by any Governmental Body with respect to any Benefit Plan.

                  (e) Each of the Benefit Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (f) Part 2.17(f) of the Disclosure Schedule contains a list of all salaried employees of the Acquired Corporations as of February 23, 2000, and correctly reflects, in all material respects, their salaries, any other compensation payable to them, their dates of employment and their positions.

                  Part 2.17(g) of the Disclosure Schedule contains a list of all employees and former employees of the Acquired Corporations whom, as of the date of this Agreement, are receiving disability benefits pursuant to a Benefit Plan.

                  (g) Part 2.17(h) of the Disclosure Schedule contains a list of former employees of the Acquired Corporations and "qualified beneficiaries," within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), who are entitled to receive health care continuation coverage under a Benefit Plan pursuant to COBRA or a similar state law.

         2.18 ENVIRONMENTAL MATTERS. There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by any of the Acquired Corporations (or, to the best of the knowledge of the Company and the Designated Stockholders, any of the predecessors in interest of the Acquired Corporations) at, upon or from any of the property now or previously owned or leased by any of the Acquired Corporations in violation of any applicable Legal Requirement, order, judgment, decree or permit or which would require remedial action under any applicable Legal Requirement, order, judgment, decree or permit, except for any violation or remedial action which would not have, or would not be reasonably likely to have, singularly or in the aggregate with all such violations and remedial actions, a Material Adverse Effect on the Acquired Corporations; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes, radioactive wastes, mixed wastes or hazardous substances due to or caused by any of the Acquired Corporations or with respect to which the Company has knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not have or would not be reasonably likely to have, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a Material Adverse Effect on the Acquired Corporations. The terms "radioactive wastes," "mixed wastes," "hazardous wastes," "toxic wastes," "hazardous substances" and "medical wastes" shall have the meanings specified in any applicable Legal Requirements with respect to environmental protection.

         2.19 INSURANCE. Part 2.19 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of any of the Acquired Corporations, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy.
Each of the insurance policies identified in Part 2.19 of the Disclosure
Schedule is in full force and effect. Neither of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.20 RELATED PARTY TRANSACTIONS. Except as set forth in the Registration Statement, there are no outstanding loans, advances or guaranties of indebtedness by any of the Acquired Corporations to or for the benefit of any of (a) any "affiliate," as such term is defined in the Securities Act rules and regulations or (b) any of the members of the families of any of them.

         2.21 LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Part 2.21 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company and the Designated Shareholders) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by, or any of the Proprietary Assets or other assets of, the Acquired Corporations or any Person whose liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Designated Shareholders, except as set forth in Part 2.21 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (b) Neither of the Acquired Corporations is in violation of, or has received any notice or claim from any governmental agency or third party that it is in violation of, any order, writ, injunction, judgment or decree of any agency or body or of any court, to which it or its properties (whether owned or leased) may be subject, which violation might have a Material Adverse Effect on the Acquired Corporations.

         2.22 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company and the Designated Stockholders have the right, power and authority to enter into and to perform their obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company and/or the Designated Stockholders is, are or will be a party; and the execution, delivery and performance by the Company and the Designated Stockholders of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors and the Designated Stockholders. Subject to the approval of the Stockholders as required by the MGL, this Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company and/or the Designated Stockholders is or are a party constitutes the legal, valid and binding obligation of the Company and the Designated Stockholders, enforceable against the Company and the Designated

Stockholders in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.23 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreement, document or instrument referred to in or contemplated by this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of any of the Acquired Corporations' articles of organization or bylaws (or similar charter documents), or (ii) any resolution adopted by the Company's stockholders or the Company's board of directors;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to any of the Acquired Corporations' business or to any of the assets owned or used by any of the Acquired Corporations;

                  (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Acquired Corporation Contract, (ii) accelerate the maturity or performance of any Acquired Corporation Contract, or (iii) cancel, terminate or modify any Acquired Corporation Contract; or

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

         2.24 FINANCIAL ADVISOR. Except for Prudential Volpe Technology, a unit of Prudential Securities, ("Prudential"), Chase H&Q and Needham & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Prudential, Chase H&Q and Needham & Co. Part 2.24 of the Disclosure Schedule accurately sets forth the full amount of any unpaid fees, commissions or other compensation payable by any of the Acquired Corporations to any Person in connection with the Company's previously contemplated initial public offering.

         2.25 FULL DISCLOSURE.

                  (a) This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

                  (b) The information in the Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub jointly and severally represent and warrant to the Company and the Designated Stockholders as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

         3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock of Parent. As of February 25, 2000, approximately 64,863,923 shares of Parent Common Stock were issued and outstanding (excluding treasury shares). As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

         3.3 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement and the other agreements referred to in this Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and such other agreements (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.4 NO CONFLICT; CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the Articles of Organization or bylaws of Parent or Merger Sub, or of any Legal Requirement or any provision of any Contract to which Parent or Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operation, of Parent. Other than the HSR Act filing and the acceptance for filing of the Articles of Merger by the Massachusetts Secretary of State, no Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

         3.5 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid, nonassessable and free from any and all preemptive rights.

         3.6 MERGER SUB. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

         3.7 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended January 31, 1999, as filed with the SEC, and (b) all other reports filed by Parent under Section 13 of the Exchange Act with the SEC between January 31, 1999 and the date of this Agreement, including its Quarterly Report on Form 10-Q for the quarter ended October 31, 1999 (such reports are collectively referred to as the "Parent Reports"). The Parent Reports constitute all of the documents required to be filed by the Parent under
Section 13 of the Exchange Act with the SEC between January 31, 1999 and the date of this Agreement. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports comply as to form in all material respects with applicable accounting requirements.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED
            STOCKHOLDERS

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access at reasonable times to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

         4.2 OPERATION OF THE BUSINESS OF THE ACQUIRED CORPORATIONS. Except for the transactions listed in Part 4.2 of the Disclosure Schedule, without the prior written consent of Parent, during the Pre-Closing Period:

                  (a) each of the Acquired Corporations shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                  (b) each of the Acquired Corporations shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Acquired Corporations;

                  (c) each of the Acquired Corporations shall keep in full force all insurance policies identified in Part 2.19 of the Disclosure Schedule;

                  (d) none of the Acquired Corporations shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (except that the Company may distribute up to $4,500,000 of undistributed S Corporation retained earnings to the Stockholders prior to the Closing), and none of the Acquired Corporations shall repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (e) none of the Acquired Corporations shall sell, issue or authorize the issuance of (i) any capital stock or other security except upon the valid exercise of Company Options outstanding as of the date of this Agreement, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (f) none of the Acquired Corporations or any of the Designated Stockholders shall amend or permit the adoption of any amendment to the Articles of Organization or bylaws of any of the Acquired Corporations, or effect or permit any of the Acquired Corporations to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (g) none of the Acquired Corporations shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (h) none of the Acquired Corporations shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of all of the Acquired Corporations during the Pre-Closing Period, do not exceed $250,000 in the aggregate;

                  (i) none of the Acquired Corporations shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

                  (j) none of the Acquired Corporations shall (i) lend money to any Person (except that the Acquired Corporations may make routine travel advances to employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money (except that the Acquired Corporations may make routine borrowings in the ordinary course of business consistent with past practice under its line of credit with BankBoston, N.A.);

                  (k) none of the Acquired Corporations shall (i) establish, adopt or amend any Employee Benefit Plan, (ii) other than in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $110,000;

                  (l) none of the Acquired Corporations shall change any of its methods of accounting or accounting practices in any material respect;

                  (m) none of the Acquired Corporations shall make any tax election;

                  (n) none of the Acquired Corporations shall commence or settle any Legal Proceeding;

                  (o) none of the Acquired Corporations shall agree or commit to take any of the actions described in clauses "(e)" through "(n)" above.

         4.3 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

                  (a) During the Pre-Closing Period, the Acquired Corporations shall promptly notify Parent in writing of: (i) the discovery by any of the Acquired Corporations of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by any of the Acquired Corporations or any of the Designated Stockholders in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by any of the Acquired Corporations or any of the Designated Stockholders in this Agreement if
(A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of any of the Acquired Corporations or any of the Designated Stockholders; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company and the Designated Stockholders shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. Except as expressly set forth in this Agreement, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by any of the Acquired Corporations or any of the Designated Stockholders in this Agreement or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

         4.4 NO NEGOTIATION. During the Pre-Closing Period, none of the Acquired Corporations nor any of the Designated Stockholders shall, directly or indirectly:

                  (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                  (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

                  (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company and the Designated Stockholders shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Acquired Corporations or any of the Designated Stockholders during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company and the Designated Stockholders shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Acquired Corporations during the Pre-Closing Period.

         5.2 COMPANY STOCKHOLDERS' MEETING. The Company shall, in accordance with its Articles of Organization and bylaws and the applicable requirements of the MGL, call and hold a special meeting of its stockholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement, or shall have all of the

Stockholders execute a written consent pursuant to which they unanimously approve the Merger and this Agreement.

         5.3 ANTITRUST NOTIFICATION. Parent and the Company shall as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby pursuant to the HSR Act. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Parent, Merger Sub, each of the Acquired Corporations and each Designated Stockholder shall furnish to each other such necessary information and reasonable assistance as Parent or the Company may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.

         5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) none of the Acquired Corporations nor any of the Designated Stockholders shall (and the Acquired Corporations shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Acquired Corporations prior to issuing any press release or making any public statement regarding the Merger.

         5.5 REASONABLE EFFORTS.

                  (a) During the Pre-Closing Period, (i) each of the Acquired Corporations and each of the Designated Stockholders shall use its reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (ii) Parent and Merger Sub shall use their reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement:
(i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations;
(v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

         5.6 TAX MATTERS. Prior to the Closing, Parent and the Company shall execute and deliver to Holland & Knight LLP, tax representation letters in customary form (which will be used in connection with the legal opinion contemplated by Section 7.4(b)).

         5.7 EMPLOYEE AND RELATED MATTERS.

                  (a) For not less than one year following the Closing Date, Parent shall maintain, or shall cause Merger Sub to maintain, compensation and employee benefit plans and arrangements and perquisites for those persons who remain employees of the Acquired Corporations after the Closing Date that, in the aggregate, are substantially comparable to (or more favorable than) those provided pursuant to the compensation and employee benefit plans and arrangements and perquisites in effect on the date hereof.

                  (b) To the extent required by Parent, the Acquired Corporations shall terminate any of the Benefit Plans effective immediately prior to the Effective Time.

                  (c) After the Closing, Parent's Board of Directors shall grant options to purchase an aggregate of 700,000 shares of Parent Common Stock to employees of the Acquired Corporations who become employees of Parent. Parent's Chief Executive Officer will consult with the Chief Executive Officer of the Company with respect to the options to be granted to such employees.

         5.8 S CORPORATION DISTRIBUTION. Within 30 days after the Closing, Parent shall cause the Company to distribute to the Stockholders cash in an amount equal to the undistributed S Corporation retained earnings of the Company existing as of the Closing Date (it being understood that such amount shall not exceed the difference between (a) $4,500,000, and (b) any undistributed S Corporation retained earnings distributed to the Stockholders between the date of this Agreement and the Closing). The Company and the Designated Stockholders shall cooperate with Parent in determining the actual amount of undistributed S Corporation retained earnings to be so distributed to the Stockholders.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

                  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS.

                  (a) Each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications).

                  (b) Each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall be accurate in all respects as of the Closing Date as if made at the Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date, without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), and except for inaccuracies in any such representations or warranties that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Acquired Corporations and the Designated Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the affirmative vote of all of the shares of Company Common Stock entitled to vote with respect thereto.

         6.4 CONSENTS. All Consents (a) listed in Schedule 6.4, (b) required to be obtained from any Governmental Entity, and (c) otherwise required to be obtained, in each case in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except (in the case of clause (c)) to the extent that the failure to obtain any such Consents has not had, and is not reasonably likely to have, a Material Adverse Effect on the Acquired Corporations.

         6.5 ANTITRUST APPROVAL. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

         6.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) Noncompetition Agreements in the form of Exhibit C, executed by Peter Dawson and James Watkins;

                  (b) a FIRPTA Statement in the form of Exhibit I, executed by each of the Acquired Corporations;

                  (c) Stockholder Representation Letters in the form of Exhibit D, executed by each of the Stockholders;

                  (d) a Registration Rights Agreement in the form of Exhibit E, executed by the Stockholders' Agent on behalf of the Stockholders;

                  (e) an Escrow Agreement in the form of Exhibit F, executed by each of the Stockholders and the Escrow Agent;

                  (f) a legal opinion of Holland & Knight LLP, dated as of the Closing Date, in the form of Exhibit G;

                  (g) a Proprietary Rights Assignment Agreement in the form of Exhibit H, executed by the individuals listed on Schedule 6.6(g);

                  (h) a Lock-up Agreement in the form of Exhibit J executed by each of the individuals listed on Schedule 6.6(h);

                  (i) a certificate executed by each of the Designated Stockholders and containing the representation and warranty of each Designated Stockholder that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.7, 6.9, 6.12 and 6.13 have been duly satisfied;

                  (j) the articles of merger executed by the President or a Vice President and the Clerk or an Assistant Clerk of the Company to be filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with
Section 1.3; and

                  (k) written resignations of all directors of all of the Acquired Corporations, effective as of the Closing Date.

         6.7 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in the business, properties, condition (financial or otherwise), results of operations or prospects of any of the Acquired Corporations since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

         6.8 STOCK CERTIFICATES. Parent shall have received certificates representing all of the capital stock of the Company, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and, immediately following the Effective Time, Parent shall own 100 percent of the outstanding capital stock and rights to acquire capital stock of the Company.

         6.9 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.6(b).

         6.10 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

         6.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.12 NO LEGAL PROCEEDINGS. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of damages in connection with the Merger, (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or any of the Acquired Corporations, or (c) claiming to own any capital stock of any of the Acquired Corporations, or option or other right to acquire capital stock of any of the Acquired Corporations, or right to receive consideration as a result of the Merger.

         6.13 EMPLOYEES. None of the key employees identified on Schedule
6.13 shall have ceased to be employed by the Company (other than by reason of death or permanent disability) or shall have expressed an intention to terminate his or her employment with the Company or to decline to accept employment with Parent.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE DESIGNATED
           STOCKHOLDERS

                  The obligations of the Designated Stockholders to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Stockholders' Agent on behalf of the Stockholders), at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS.

                  (a) Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications).

                  (b) Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall be accurate in all respects as of the Closing Date as if made at the Closing (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), except to the extent such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall be accurate on and as of such date, without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications), and except for inaccuracies in any such representations or warranties that have not had, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business properties, condition (financial or otherwise), results of operations or prospects of Parent.

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         7.3 ANTITRUST APPROVAL. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

         7.4 AGREEMENTS AND DOCUMENTS. The Stockholders' Agent (on behalf of the Stockholders) shall have received the following documents.

                  (a) a Registration Rights Agreement in the form of Exhibit E, executed by Parent;

                  (b) an Escrow Agreement in the form of Exhibit F, executed by Parent; and

                  (c) a legal opinion of Holland & Knight LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.8 and (ii) if Holland &Knight LLP refuses to render such opinion, this condition shall nonetheless be satisfied if Cooley Godward LLP renders such opinion);

                  (d) a certificate executed by Parent containing the representation and warranty that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied.

         7.5 LISTING. The shares of Parent common stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

         7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

                  (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Designated Stockholders);

                  (b) by the Stockholders' Agent if it reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of any of the Acquired Corporations or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

                  (c) by Parent if the Closing has not taken place on or before July 31, 2000 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Designated Stockholders);

                  (d) by the Stockholders' Agent if the Closing has not taken place on or before July 31, 2000 (other than as a result of the failure on the part of any of the Acquired Corporations or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

                  (e) by the mutual written consent of Parent and the Stockholders' Agent.

         8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Stockholders' Agent a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Stockholders' Agent wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Stockholders' Agent shall deliver to Parent a notice, in writing, stating that the Stockholders' Agent (on behalf of the Stockholders) is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1 and 8.2, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) each of the Acquired Corporations shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9. INDEMNIFICATION, ETC.

         9.1 SURVIVAL OF REPRESENTATIONS, ETC.

                  (a) Subject to Sections 9.1(b), 9.1(c), 9.1(d) and 9.1(e), the representations, warranties, covenants and obligations of the Company and the Designated Stockholders shall survive: (i) the Closing and the consummation of the transactions referred to in Section 1.1; (ii) any sale or other disposition of any or all of the Acquired Corporations; and (iii) any merger, combination, recapitalization or similar transaction effected by or otherwise involving the Parent or any or all of the Acquired Corporations.

                  (b) Subject to Section 9.1(c), 9.1(d) and 9.1(e), the representations and warranties made by the Company and the Designated Stockholders (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire 455 days after the Closing Date (the "Expiration Date"); PROVIDED, HOWEVER, that if, at any time prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or the Designated Stockholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

                  (c) Subject to Section 9.1(e), the representations and warranties made by the Company and the Designated Stockholders in Section 2.16 shall remain in full force and effect and shall survive until the expiration of the longest applicable statute of limitations; PROVIDED, HOWEVER, that if, at any time prior to the expiration of such statute of limitations, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties made by the Company or the Designated Stockholders in Section 2.16 (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

                  (d) Subject to Section 9.1(e), the representations and warranties made by the Company and the Designated Stockholders in Section 2.9 shall remain in full force and effect and shall survive until the fifth anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the expiration of the fifth anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties made by the Company or the Designated Stockholders in Section 2.9 (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

                  (e) Notwithstanding anything to the contrary contained in
Section 9.1(b), 9.1(c) or 9.1(d) (and without limiting the generality of anything contained in Section 9.1(a)), if any of the Acquired Corporations or any of the Designated Stockholders has or had actual knowledge, on or prior to the Closing, of any circumstance that constitutes or that has given rise or could reasonably be expected to give rise, directly or indirectly, to any inaccuracy or other Breach of any representation or warranty set forth in
Section 2, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time.

                  (f) The representations, warranties, covenants and obligations of the Acquired Corporations and the Designated Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

                  (g) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Designated Stockholders in this Agreement.

         9.2 INDEMNIFICATION BY STOCKHOLDERS.

                  (a) From and after the Closing Date, the Stockholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with:
(i) any inaccuracy in or breach of any representation or warranty set forth in
Section 2 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule delivered prior to the Closing,); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing to the extent that the Company and the Designated Stockholders acknowledge in writing that Parent would be entitled to terminate this Agreement as a result of such update); (iii) any breach of any covenant or obligation of any of the Acquired Corporations or any of the Designated Stockholders (including the covenants set forth in Sections 4 and 5);
(iv) other than pursuant to the letter agreement dated December 20, 1999 between Prudential, Chase H&Q, Needham & Co. and the Company, any brokerage, finder's or other fee, commission or expense payable or claimed to be payable to any broker, finder or other similar Person, including Prudential, Chase H&Q and Needham & Co., by the Company or any Stockholder in connection with the transactions contemplated by this Agreement or (v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)," "(iii)" or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

                  (b) DEDUCTIBLE.

                           (i) The Stockholders shall not be required to make
any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate. (If the total amount of such Damages exceeds $500,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $500,000.)

                           (ii) The limitation on the Stockholders'
indemnification obligations that is set forth in Section 9.2(b) shall not apply to any Breach arising directly or indirectly from any circumstance of which any of the Acquired Corporations or any of the Designated Stockholders has or had actual knowledge on or prior to the Closing.

                  (c) INDEMNIFICATION PROCEDURES. As soon as reasonably practicable, but in no event later than 30 days after Parent has actual knowledge of a breach of a representation or warranty for which Parent intends to make a claim for indemnification pursuant to Section 9 (an "Indemnification Matter"), Parent shall give notice to the Stockholders' Agent of the nature of the Indemnification Matter and, to the extent practicable, a non-binding estimate of the amount claimed in connection therewith (it being understood that the failure to so notify the Stockholders' Agent shall not in any way limit the rights of any Indemnitee under this Agreement except to the extent that such failure is materially prejudicial to the Stockholders' Agent).

         9.3 EXCLUSIVE REMEDY.

                  (a) With the exception of claims based upon fraud, claims relating to Taxes and claims relating to the matters contemplated by Section 2.9 (for which the escrow shall not be Parent's exclusive remedy), from and after the Closing, recourse of Parent to the shares of Parent Common Stock held in escrow pursuant to the Escrow Agreement shall be the sole and exclusive remedy of Parent for monetary damages for any inaccuracy in or breach of any representation or warranty contained in this Agreement.

                  (b) With the exception of claims based upon fraud, in no event shall the maximum aggregate amount of Damages which the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for with respect to a breach of Section 2.9 exceed the fair market value as of the Closing Date of fifty percent of the shares of Parent Common Stock being issued in connection with the Merger.

         9.4 NO CONTRIBUTION. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or any of the Acquired Corporations in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

         9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or any of the Acquired Corporations, against Parent or against any other Person) with respect to which any of the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

                  (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Stockholders;

                  (b) each Stockholder shall make available to Parent any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

                  (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders' Agent; PROVIDED, HOWEVER, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or any of the Acquired Corporations; PROVIDED, HOWEVER, any failure on the part of Parent to so notify the Stockholders' Agent shall not limit any of the obligations of the Stockholders under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; PROVIDED, HOWEVER, that the Stockholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

SECTION 10. MISCELLANEOUS PROVISIONS

         10.1 STOCKHOLDERS' AGENT. By virtue of their approval of this Agreement and the Merger, the Stockholders appoint Peter S. Dawson as their agent for purposes of Sections 7, 8 and 9 (the "Stockholders' Agent") to give and receive notices and communications, to authorize delivery to Parent of Parent Company Stock, cash or other property under the Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of indemnification claims, and to take all other actions necessary or appropriate to act on behalf of the Stockholders under this Agreement. Peter S. Dawson hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal exclusively with the Stockholders' Agent on the matters indicated in Sections 7 and 8 and on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders' Agent, as fully binding upon such Stockholder. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then a majority of the Designated Stockholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Stockholders' Agent" for purposes of Sections 7, 8 and 9 and this Section 10.1. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Designated Stockholders.

         10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement (it being understood that fees payable to Prudential pursuant to the agreement referred to in Section 2.24 and fees payable to Holland & Knight LLP in connection with the transactions contemplated by this Agreement shall be payable by the Company).

         10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  IF TO PARENT OR MERGER SUB:

                  Wind River Systems, Inc.
                  500 Wind River Way
                  Alameda, CA 94501
                  Attention:  General Counsel
                  Facsimile No.: (510) 749-2255

                  IF TO THE ACQUIRED CORPORATIONS:

                  Embedded Support Tools Corporation
                  120 Royall Street
                  Canton, MA 02021
                  Attention:  Peter S. Dawson
                  Facsimile No.: (781) 821-2268

                  IF TO THE STOCKHOLDERS' AGENT OR ANY OF THE STOCKHOLDERS:

                  Peter S. Dawson
                  c/o Embedded Support Tools Corporation
                  120 Royall Street
                  Canton, MA 02021
                  Facsimile No.: (781) 821-2268

         10.6 TIME OF THE ESSENCE. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

         10.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.9 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Except for claims under Section 9 (which shall be resolved by arbitration in accordance with the Escrow Agreement), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the Counties of Alameda or Santa Clara, State of California, or in the federal courts located in the Northern District of California. The Company and the Designated Stockholders: (a) expressly and irrevocably consent and submit to the jurisdiction of each state court located in the Counties of Alameda and Santa Clara, State of California (and each appellate court located in such counties), and each federal court located in the Northern District of California, in connection with any such Legal Proceeding;
(b) agree that service of any process, summons, notice or document by U.S. mail addressed to the Company or the Designated Stockholders at the address set forth in Section 10.5 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (c) agree that each state court located in the Counties of Alameda and Santa Clara, State of California, and each federal court located in the Northern District of California, shall be deemed to be a convenient forum; and (d) agree not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state court located in the Counties of Alameda or Santa Clara, State of California, or in any federal court located in the Northern District of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Acquired Corporations; the Designated Stockholders; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

         10.12 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         10.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.15 PARTIES IN INTEREST. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

         10.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Confidentiality Agreements dated February 11, 2000 and executed on behalf of Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with their terms until the earlier of (a) the Closing Date, or (b) the date on which such Confidentiality Agreements are terminated in accordance with their terms.

         10.17 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby.

         10.18 CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                        WIND RIVER SYSTEMS, INC.,
                                          a Delaware corporation


                                        By:
                                           ----------------------------------


                                        BOAT ACQUISITION CORP.,
                                          a Massachusetts corporation


                                        By:
                                           ----------------------------------


                                        By:
                                           ----------------------------------


                                        EMBEDDED SUPPORT TOOLS CORPORATION,
                                          a Massachusetts corporation


                                        By:
                                           ----------------------------------


                                        By:
                                           ----------------------------------


                                        DESIGNATED STOCKHOLDERS


                                        -------------------------------------
                                               Peter S. Dawson

                                        -------------------------------------
                                               John T. W. Baggott

                                        -------------------------------------
                                               James E. Watkins

                                        STOCKHOLDERS' AGENT

                                        -------------------------------------
                                               Peter S. Dawson


                                [SIGNATURE PAGE]

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUIRED CORPORATIONS. "Acquired Corporations" means the Company and each of its Subsidiaries.

         ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of their respective assets is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations have or may acquire any right or interest.

         ACQUIRED CORPORATION EMPLOYEE. "Acquired Corporation Employee" means any Person who is employed by any Acquired Corporation as of the date of this Agreement.

         ACQUIRED CORPORATION SOURCE CODE. "Acquired Corporation Source Code" means any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Proprietary Asset.

         ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" means any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

         ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving:

         (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Acquired Corporations (taken as a whole);

         (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any of the Acquired Corporations, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Acquired Corporations, or
(iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any of the Acquired Corporations; or

         (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Corporations.

         AGREEMENT. "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         CODE. "Code" means the Internal Revenue Service Code of 1986, as amended.

         COMPANY COMMON STOCK. "Company Common Stock" means the Common Stock (par value $0.10 per share) of the Company.


                                      A-1.

         CONSENT. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Stockholders.

         ENCUMBRANCE. "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).


                                      A-2.

         HSR ACT. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         INDEMNITEES. "Indemnitees" means the following Persons: (a) Parent; (b) Parent's current and future affiliates (including Merger Sub); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that none of the Stockholders is deemed to be an "Indemnitee."

         LEGAL PROCEEDING. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         PERSON.  "Person" means any individual, Entity or Governmental Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, computer software, computer program, invention, design, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" means the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

         STOCKHOLDERS. "Stockholders" means all stockholders of the Company immediately prior to the Closing. "Stockholder" means a stockholder of the Company immediately prior to the Closing.

         TAX. "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.



                                      A-3.

         TAX RETURN. "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.


                                      A-4.

                                  SCHEDULE 6.4

Lease dated October 1, 1999 between the Company and Boston Mutual Insurance Company

Business Loan Agreement dated September 23, 1999 between the Company and BankBoston, N.A.

Commercial Security Agreement dated September 23, 1999 between the Company and BankBoston, N.A.


                                      A-5.

                                 SCHEDULE 6.6(G)

Peter Dawson
James Watkins
Dick Cote
Mark Todd
Jean-Claude Coutent
Al George
Randy Rohrbach
Jim Welsh




                                      A-6.

                                 SCHEDULE 6.6(H)

         Richard E. Cote
         H. Allan George
         Nicholas Lossky
         Daniel J. McGillivray
         Randall N. Rohrbach
         Stuart Schlitt
         John P. Shaughnessy
         Peter S. Dawson
         James E. Watkins



                                      A-7.

                                  SCHEDULE 6.13

Peter Dawson
James Watkins
Dick Cote
Mark Todd
Jean-Claude Coutent
Al George
Randy Rohrbach
Jim Welsh



                                      A-8.

================================================================================


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                            WIND RIVER SYSTEMS, INC.
                             a Delaware corporation;


                             BOAT ACQUISITION CORP.,
                          a Massachusetts corporation;


                       EMBEDDED SUPPORT TOOLS CORPORATION,
                          a Massachusetts corporation;


                                       and


           CERTAIN STOCKHOLDERS OF EMBEDDED SUPPORT TOOLS CORPORATION





                           ---------------------------

                          Dated as of February 28, 2000

                           ---------------------------


================================================================================

                                    EXHIBITS


Exhibit A   -   Certain definitions

Exhibit B   -   Intentionally Omitted

Exhibit C   -   Form of Noncompetition Agreement

Exhibit D   -   Form of Stockholder Representation Letter

Exhibit E   -   Form of Registration Rights Agreement

Exhibit F   -   Form of Escrow Agreement

Exhibit G   -   Form of legal opinion of Holland & Knight LLP

Exhibit H   -   Form of Proprietary Rights Assignment Agreement

Exhibit I   -   Form of FIRPTA Statement

Exhibit J   -   Form of Lock-up Agreement